OMB Number 3235-0104
                           Expires: September 30, 1998
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                        burden hours per response....0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person*

          Marione                      Raymond                         J.
         (Last)                        (First)                      (Middle)

          135 East 57th Street
                                      (Street)

         New York                         NY                          10022
         (City)                        (State)                        (Zip)



2.       Date of Event Requiring Statement (Month/Day/Year)

         02/12/99


3.       IRS Identification Number of Reporting Person, if an entity
         (voluntary)



4.       Issuer Name and Ticker or Trading Symbol
          Ampex Corporation (AXC)



5.       Relationship of Reporting Person(s) to Issuer
                       (Check all applicable)

         / /    Director                            / / 10% Owner
         /x/    Officer (give title below)          / / Other (specify below)
                    Vice President

6.       If Amendment, Date of Original
         (Month/Day/Year)


7.       Individual or Joint/Group Filing (Check Applicable Line)

         /x/ Form filed by One Reporting Person
         / / Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Beneficially Owned



1.  Title of   2.  Amount       3.  Ownership     4.  Nature of Indirect
    Security       of               Form:             Beneficial Ownership
    (Instr.4)      Securities       Direct (D) or     (Instr. 5)
                   Beneficially     Indirect
                   Owned            (I)
                   (Instr. 4)       (Instr. 5)


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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (over)
                                                                 SEC 1474 (7-97)


FORM 3 (continued)
                            TABLE II - Derivative Securities Benefically Owned
                                       (e.g., puts, calls, warrants, options, convertible securities)


1. Title of      2.  Date             3. Title and               4. Conversion         5. Ownership      6. Nature of Indirect
   Derivative        Exercisable         Amount of                  or Exercise           Form of           Beneficial Ownership
   Security          and                 Securities                 Price of              Derivative        (Instr. 5)
   (Instr.4)         Expiration          Underlying                 Derivative            Security:
                     Date                Security (Instr. 4)        Security              Direct (D) or
                   (Month/Day/Year)                                                       Indirect (I)
                                                                                          (Instr. 5)

                     Date     Expira-       Title             Amount or
                     Exer-    tion                            Number of
                     cisable  Date                            Shares
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 Option to acquire   (Note 1) (Note 1)  Class A Common Stock  100,000     $3.675            D
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 (Note 1)
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


Explanation of Responses:

Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan"). The option becomes exercisable as to 34% of the underlying shares on February 2, 2000, and as to an additional 8.25% quarterly thereafter until February 2, 2002. The option expres as to equivalent percentages of underlying shares 15 months after the applicable vesting date for such shares.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

             /s/ Raymond J. Marione                             2/18/99

             **Signature of Reporting Person                      Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                SEC 1474 (7-97)